Press Release

F.N.B. Corporation Reports Record Net Income of $103 million and Earnings per Share of $0.31
●7% EPS growth from 2Q19 ●Solid loan and deposit growth ●Favorable asset quality ●Record non-interest income
PITTSBURGH, PA - October 17, 2019 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2019 with net income available to common stockholders of $100.7 million, or $0.31 per diluted common share. Comparatively, third quarter of 2018 net income available to common stockholders totaled $98.8 million, or $0.30 per diluted common share, and second quarter of 2019 net income available to common stockholders totaled $93.2 million, or $0.29 per diluted common share. On an operating basis, third quarter of 2019 earnings per diluted common share (non-GAAP) was also $0.31. Operating earnings per diluted common share (non-GAAP) for the third quarter of 2018 was $0.29, excluding a $5.1 million gain recognized from the sale of Regency Finance Company (Regency) and $0.29 in the second quarter of 2019, excluding $2.9 million in branch consolidation costs.
“We are very pleased to report strong quarterly performance where EPS totaled $0.31 per share and net income to common shareholders surpassed $100 million for the first time in company history. The third quarter results were driven by top line revenue growth including record noninterest income of $80 million, consistent organic growth in loans and deposits, as well as favorable asset quality.” commented Chairman, President, and Chief Executive Officer, Vincent J. Delie, Jr. “We continue to achieve peer-leading results with return on tangible common equity and the efficiency ratio at levels of 17%, and 54%, respectively even as we continue to make strategic investments in our company.”

Third Quarter 2019 Highlights
(All comparisons refer to the third quarter of 2018, except as noted)

•	Growth in total average loans was $1.0 billion, or 4.4%, with average commercial loan growth of $789 million, or 5.8%, and average consumer loan growth of $164 million, or 2.0%.

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Total average deposits grew $1.0 billion, or 4.2%, including an increase in average non-interest-bearing deposits of $241 million, or 4.0%, an increase in interest-bearing demand deposits of $674 million, or 7.2%, and an increase in average time deposits of $94 million, or 1.8%.

•	The loan to deposit ratio was 93.8% at September 30, 2019, compared to 92.9%.

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On a linked quarter basis, the net interest margin (FTE) (non-GAAP) narrowed 3 basis points to 3.17%, resulting from lower asset yields given the decline in benchmark interest rates partially offset by lower cost of funds. Compared to the third quarter of 2018, the net interest margin declined 19 basis points from 3.36%, attributable to increased cost of funds and the sale of Regency which contributed 8 basis points to net interest margin in the third quarter of 2018.

•	Net interest income declined 2.1%, largely attributable to the sale of Regency and increased funding costs.

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Non-interest income increased $5.2 million, or 6.9%. Capital markets income grew $3.6 million, or 70.8%, reflecting strong customer-related interest rate derivative activity. Mortgage banking operations income increased $3.8 million, or 63.6%, due to a $4.1 million increase in gain on sale, partially offset by a $0.3 million interest rate-related valuation adjustment on mortgage servicing rights. Insurance commissions and fees increased $1.1 million, or 22.8%, while trust income grew by $0.5 million, or 8.4%.

•	Effective tax rate of 14.5% includes the benefit of certain renewable energy and historic tax credits realized during the quarter, compared to 18.0%.

•	The efficiency ratio (non-GAAP) was 54.1%, compared to 53.7%.

•	The annualized net charge-offs to total average loans ratio decreased 16 basis points to 0.11% from 0.27%, indicative of continued favorable credit quality trends and the sale of Regency.

•	The ratio of tangible common equity to tangible assets (non-GAAP) increased 55 basis points to 7.44%. Tangible book value per common share (non-GAAP) increased $0.89, or 13.8%, to $7.33.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on loans acquired in a business combination.

Quarterly Results Summary	3Q19	2Q19	3Q18
Reported results
Net income available to common stockholders (millions)	$100.7	$93.2	$98.8
Net income per diluted common share	0.31	0.29	0.30
Book value per common share (period-end)	14.51	14.30	13.62
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$100.7	$95.4	$94.7
Operating net income per diluted common share	0.31	0.29	0.29
Tangible common equity to tangible assets (period-end)	7.44%	7.32%	6.89%
Tangible book value per common share (period-end)	$7.33	$7.11	$6.44
Average Diluted Common Shares Outstanding (thousands)	326,100	325,949	325,653
Significant items impacting earnings[1] (millions)
Pre-tax gain on sale of subsidiary	$—	$—	$5.1
After-tax impact of gain on sale of subsidiary	—	—	4.1
Pre-tax branch consolidation costs	—	(2.9)	—
After-tax impact of branch consolidation costs	—	(2.3)	—
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2019	2018
Reported results
Net income available to common stockholders (millions)	$286.0	$266.7
Net income per diluted common share	$0.88	$0.82
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$289.6	$268.6
Operating net income per diluted common share	$0.89	$0.82
Average Diluted Common Shares Outstanding (thousands)	325,769	325,675
Significant items impacting earnings[1] (millions)
Pre-tax discretionary 401(k) contribution	$—	$(0.9)
After-tax impact of discretionary 401(k) contribution	—	(0.7)
Pre-tax gain on sale of subsidiary	—	5.1
After-tax impact of gain on sale of subsidiary	—	4.1
Pre-tax branch consolidation costs	(4.5)	(6.6)
After-tax impact of branch consolidation costs	(3.6)	(5.2)
(1) Favorable (unfavorable) impact on earnings.

Third Quarter 2019 Results – Comparison to Prior-Year Quarter
Net interest income totaled $229.8 million, decreasing $5.0 million, or 2.1%. The net interest margin (FTE) (non-GAAP) declined 19 basis points to 3.17%, due to the sale of Regency in the third quarter of 2018 and funding cost impacts from the interest rate environment. Regency contributed $5.6 million, or 8 basis points, to the net interest margin in the third quarter of 2018. The third quarter of 2019 included $8.1 million of incremental purchase accounting accretion and $0.6 million of cash recoveries compared to $5.9 million and $1.5 million, respectively, in the third quarter of 2018.
Total average earning assets increased $1.1 billion, or 3.9%, due to average loan growth of $1.0 billion. The total yield on average earning assets increased to 4.31% from 4.24%, reflecting repricing of variable and adjustable rate loans and higher reinvestment rates on securities. The total cost of funds increased to 1.17%, compared to 0.90%, due to higher interest rates on interest-bearing deposits and borrowings driven by higher benchmark interest rates and continued deposit pricing competition. Average short-term borrowings decreased $632.2 million, while average long-term borrowings increased $711.2 million.
Average loans totaled $22.7 billion and increased $1.0 billion, or 4.4%, due to solid growth in the commercial and consumer portfolios. Average total commercial loan growth totaled $789 million, or 5.8%, including $784.3 million, or 18.1%, growth in commercial and industrial loans and commercial real estate balances were relatively flat.

Commercial loan growth was led by strong activity in the Pittsburgh, Cleveland, Charlotte and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions. Average consumer loan growth was $164 million, or 2.0%, as growth in indirect auto loans of $126 million, or 6.9%, and residential mortgage loans of $269 million, or 9.2%, was partially offset by a decline of $97 million, or 5.3%, in direct installment loans and a decline of $135 million, or 8.3%, in consumer lines of credit.
Average deposits totaled $24.1 billion, an increase of $1.0 billion, or 4.2%, supported by growth in non-interest-bearing deposits of $241 million, or 4.0% and growth in interest-bearing demand deposits of $674 million, or 7.2%. The growth in non-interest-bearing and interest-bearing deposits was led by organic growth in personal and commercial relationships. The loan-to-deposit ratio was 93.8% at September 30, 2019, compared to 92.9% at September 30, 2018.
Non-interest income totaled $80.0 million, increasing $5.2 million, or 6.9%. Excluding the $5.1 million gain on the sale of Regency in the third quarter of 2018, non-interest income increased $10.3 million, or 14.8%. Capital markets income grew $3.6 million, or 70.8%, reflecting strong customer-related interest rate derivative activity, while trust income grew $0.5 million, or 8.4%. Mortgage banking operations income increased $3.8 million, or 63.6%, due to a $4.1 million increase in gain on sale, partially offset by a $0.3 million interest rate-related valuation adjustment on mortgage servicing rights. The insurance commissions and fees increase of $1.1 million represents the benefit from new business in the Mid-Atlantic and Carolina regions as well as organic growth in commercial lines.
Non-interest expense totaled $177.8 million, increasing $7.1 million, or 4.1%. The primary drivers of the increase in non-interest expense was an impairment of $3.2 million from a third-quarter renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income taxes. Additionally, salaries and benefits increased $4.1 million, or 4.5%, related primarily to higher production-related commissions and normal merit increases, as well as the initiative to increase FNB's minimum wage to $15 per hour. These increases were partially offset by a $3.1 million, or 35.3%, decrease in FDIC insurance expense due to the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018. The efficiency ratio (non-GAAP) totaled 54.1%, compared to 53.7%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 11 basis points to 0.52%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 17 basis points to 0.56%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 13 basis points to 0.66%, compared to 0.79% at September 30, 2018.
The provision for credit losses totaled $11.9 million, compared to $16.0 million. The provision for credit losses supported loan growth and exceeded net charge-offs of $6.4 million, or 0.11% annualized of total average loans, which declined from $14.7 million, or 0.27%. For the originated portfolio, net charge-offs were $5.3 million, or 0.11% annualized of total average originated loans, compared to $14.2 million, or 0.33% annualized of total average originated loans. The decline in net charge-offs was attributable to continued favorable asset quality trends and the sale of Regency. The ratio of the allowance for credit losses to total loans and leases was 0.84% and 0.81% at September 30, 2019 and September 30, 2018, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 0.95%, compared to 1.00% at September 30, 2018, directionally consistent with credit quality trends.
The effective tax rate was 14.5% including the benefit of certain renewable energy and historic tax credits realized during the quarter, compared to 18.0%.
The tangible common equity to tangible assets ratio (non-GAAP) increased 55 basis points to 7.44% at September 30, 2019, compared to 6.89% at September 30, 2018. The tangible book value per common share (non-GAAP) was $7.33 at September 30, 2019, an increase of $0.89, or 14%, from $6.44 at September 30, 2018.
Third Quarter 2019 Results – Comparison to Prior Quarter
Net interest income totaled $229.8 million and was essentially flat with the prior quarter total of $230.4 million. The net interest margin (FTE) (non-GAAP) declined 3 basis points to 3.17%. Total purchase accounting accretion impact increased 1 basis point and included $8.1 million of incremental purchase accounting accretion and $0.6 million of cash recoveries on acquired loans, compared to $7.5 million and $0.6 million, respectively.
Total average earning assets decreased $29 million, or 0.4% annualized, due to a strategic decline of $147 million in average securities in response to less favorable reinvestment rates, partially offset by strong loan growth. The total yield on earning assets declined 6 basis points to 4.31% as key benchmark interest rates on variable rate loans moved lower during the third quarter. The total cost of funds decreased to 1.17% from 1.20%, reflecting lower interest rates on certain new deposits and lower borrowing costs, as well as a favorable shift in funding mix. The cost of short-term borrowings decreased from 2.37% to 2.19% while the average balance decreased $485 million due to deposit growth. Average long-term borrowings increased $256 million, due primarily to FHLB advances at an average cost of 1.49% ranging from 2 to 5 years.
Average loans held for investment totaled $22.7 billion with average commercial loan growth of $89 million, or 2.5% annualized, and a decrease in average consumer loans of $121 million, or 5.7% annualized. Average loans, including loans held for sale, increased $94 million, or 1.6% annualized. Commercial balances included growth of $158 million, or 12.8% annualized, in commercial and industrial loans offset by a decline of $81 million, or 3.7% annualized, in commercial real estate. Commercial loan growth was led by the Pittsburgh, Cleveland, Charlotte and Mid-Atlantic regions. Consumer balances included a decline in average held for investment residential mortgage loans of $86 million, or 10.5% annualized, largely attributable to performing mortgage loans sold during June and September. Average balances of indirect auto loans decreased $7 million, or 1.4% annualized, and average consumer lines of credit declined $36 million, or 9.4% annualized.
Average deposits totaled $24.1 billion and increased $241 million, or 4.0% annualized, due to growth of $138 million, or 9.1% annualized, in non-interest-bearing deposits and $204 million, or 8.4% annualized, in interest-bearing demand deposits, partially offset by a decline of $123 million, or 9.0% annualized, in time deposits. Deposit growth represents continued growth in commercial and consumer relationships, as well as seasonal balance growth in business deposit balances. The loan-to-deposit ratio was 93.8% at September 30, 2019, compared to 95.0% at June 30, 2019, reflecting spot loan growth of $527 million which was more than fully funded by deposit growth of $863 million.
Non-interest income totaled $80.0 million, increasing $5.2 million, or 6.9%. Mortgage banking income increased $2.1 million, or 28.1%, due to a 25% increase in sold production volume driven by normal seasonal increases and the downward movement in interest rates compared to the prior period. Insurance commissions and fees increased $1.7 million, or 39.2%, driven by organic growth and new business in the Mid-Atlantic and Carolina regions, as well as seasonal increases. Capital markets income decreased $1.2 million, or 11.7%, but reflected continued strong contributions from interest rate derivative and international banking and the second quarter's higher levels of syndications activity. Other non-interest income increased $1.9 million, primarily attributable to the net benefit of OREO sales.
Non-interest expense totaled $177.8 million, an increase of $2.5 million, or 1.5%. On an operating basis, non-interest expense increased $4.8 million, or 2.8% excluding branch consolidation costs of $2.3 million in the second quarter. The increase in non-interest expense was driven by an impairment of $3.2 million from a third quarter renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income taxes. On an operating basis, salaries and employee benefits expense decreased $0.7 million, or 0.7%, and occupancy and equipment expense was essentially flat. The efficiency ratio (non-GAAP) equaled 54.1%, compared to 54.5%.
The ratio of non-performing loans and OREO to total loans and OREO decreased 3 basis points to 0.52%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 5 basis points to 0.56%. Total delinquency remains at favorable levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, remained stable at 0.66% compared to June 30, 2019.
The provision for credit losses totaled $11.9 million, compared to $11.5 million. The provision for credit losses supported loan growth and exceeded net charge-offs of $6.4 million, or 0.11% annualized, of total average loans, compared to $9.0 million, or 0.16% annualized, in the prior quarter. For the originated portfolio, net charge-offs were $5.3 million, or 0.11% annualized, of total average originated loans, compared to $5.4 million or 0.11% annualized. The ratio of the allowance for credit losses to total loans and leases increased to 0.84% from 0.83% at June 30, 2019. For the originated portfolio, the allowance for credit losses to total originated loans remained stable at 0.95% compared to June 30, 2019.
The effective tax rate was 14.5%, reflecting the benefit of certain renewable energy and historic tax credits realized during the quarter, compared to 19.7%.
The tangible common equity to tangible assets ratio (non-GAAP) increased 12 basis points to 7.44% at September 30, 2019, compared to 7.32% at June 30, 2019. The tangible book value per common share (non-GAAP) was $7.33 at September 30, 2019, an increase of $0.22 from June 30, 2019.

September 30, 2019 Year-To-Date Results - Comparison to Prior Year-To-Date Period
Net interest income totaled $690.8 million, decreasing $9.4 million, or 1.3%, reflecting the sale of Regency and a lower level of purchase accounting benefit, partially offset by average earning asset growth of $1.5 billion, or 5.2%. The net interest margin (FTE) (non-GAAP) contracted 21 basis points to 3.21%, including the sale of Regency in the third quarter of 2018 and a lower level of cash recoveries on acquired loans. Regency contributed 10 basis points to net interest margin in the first nine months of 2018. The first nine months of 2019 included $7.6 million of higher incremental purchase accounting accretion and $10.6 million of lower cash recoveries, compared to the first nine months of 2018. The yield on earning assets increased 14 basis points to 4.35%, while the cost of funds increased 36 basis points to 1.17%, primarily due to competitive pressure on interest-bearing deposits and higher benchmark interest rates.
Average loans totaled $22.6 billion, an increase of $1.2 billion, or 5.4%, due to solid origination activity across the footprint. Growth in average commercial loans totaled $728 million, or 5.4%, including growth of $641 million, or 15.0%, in commercial and industrial loans and flat commercial real estate balances. Commercial growth was led by strong commercial activity in the Cleveland, Pittsburgh, Charlotte and the Mid-Atlantic regions. Total average consumer loan growth of $435 million, or 5.4%, was led by strong growth in residential mortgage loans of $390 million and indirect auto loans of $310 million, partially offset by a decline of $144 million in consumer credit lines and a decline of $121 million in direct installment balances.
Average deposits totaled $23.8 billion and increased $1.2 billion, or 5.3%, due to average growth of $277 million, or 4.8%, in non-interest-bearing deposits; $483 million, or 5.2%, in interest-bearing demand deposits; and $486 million, or 9.9%, in time deposits.
Non-interest income totaled $220.2 million, increasing $13.0 million, or 6.3%. On an operating basis, non-interest income increased $16.2 million, or 7.9%, attributable to the continued growth in our fee-based businesses of capital markets of $8.4 million or 52.3%, mortgage banking income of $3.8 million or 22.0%, trust income of $1.4 million or 7.4%, and insurance commissions and fees of $0.7 million or 5.1%.
Non-interest expense totaled $518.8 million, decreasing $6.1 million, or 1.2%. On an operating basis, non-interest expense declined $5.0 million, or 1.0% and included an impairment from a third quarter renewable energy investment tax credit transaction of $3.2 million. The related renewable energy investment tax credits were recognized during the third quarter as a benefit to income taxes. The decrease in operating expenses was attributable primarily to the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018, partially offset by increases in salaries and employee benefits and other expenses. The efficiency ratio (non-GAAP) improved to 54.0%, compared to 55.0% in the first nine months 2018.
The provision for credit losses was $37.0 million, compared to $46.0 million. Net charge-offs totaled $23.0 million, or 0.14%, of total average loans, compared to $43.5 million, or 0.27% in the first nine months of 2018. Originated net charge-offs were 0.11% of total average originated loans, compared to 0.33% which included the impact from Regency for the first nine months of 2018.
The effective tax rate was 17.8% for the first nine months of 2019 compared to 19.0% for the same period in 2018 reflecting the benefit of the renewable energy tax credits.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as branch consolidation costs and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of a business are not organic to our operations.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2019 and 2018 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release, may make statements in the related conference call and may from time-to-time make other statements regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Litigation Reform Act of 1995. These forward‑looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.
Our forward-looking statements are subject to the following principal risks and uncertainties:

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Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of current U.S. economic expansion; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.

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Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

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Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

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Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.

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Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

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Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

◦	Changes to regulations governing bank capital and liquidity standards.

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Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.

◦	Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.

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The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the upcoming implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments - Credit Losses commonly referred to as the “current expected credit loss” standard, or CECL.

The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2018, our subsequent 2019 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced today financial results for the third quarter of 2019 before the market open on Thursday, October 17, 2019. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results the same day at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10135378. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations & Shareholder Services.”
A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, October 24, 2019. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10135378. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $34 billion and approximately 370 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q19	3Q19	For the Nine Months Ended September 30,		%
	3Q19	2Q19	3Q18	2Q19	3Q18	2019	2018	Var.
Interest Income
Loans and leases, including fees	$274,127	$275,445	$259,744	(0.5)	5.5	$818,627	$756,733	8.2
Securities:
Taxable	30,601	31,740	30,467	(3.6)	0.4	95,191	86,341	10.3
Tax-exempt	8,086	8,061	7,259	0.3	11.4	24,090	20,813	15.7
Other	1,597	988	345	61.6	362.9	3,047	972	213.5
Total Interest Income	314,411	316,234	297,815	(0.6)	5.6	940,955	864,859	8.8
Interest Expense
Deposits	56,249	54,417	38,175	3.4	47.3	161,043	95,693	68.3
Short-term borrowings	17,958	22,140	19,576	(18.9)	(8.3)	65,908	53,192	23.9
Long-term borrowings	10,402	9,270	5,277	12.2	97.1	23,202	15,727	47.5
Total Interest Expense	84,609	85,827	63,028	(1.4)	34.2	250,153	164,612	52.0
Net Interest Income	229,802	230,407	234,787	(0.3)	(2.1)	690,802	700,247	(1.3)
Provision for credit losses	11,910	11,478	15,975	3.8	(25.4)	37,017	46,024	(19.6)
Net Interest Income After Provision for Credit Losses	217,892	218,929	218,812	(0.5)	(0.4)	653,785	654,223	(0.1)
Non-Interest Income
Service charges	33,158	32,068	31,922	3.4	3.9	95,443	93,113	2.5
Trust services	6,932	7,018	6,395	(1.2)	8.4	20,734	19,312	7.4
Insurance commissions and fees	6,141	4,411	5,001	39.2	22.8	15,449	14,703	5.1
Securities commissions and fees	4,115	4,671	4,491	(11.9)	(8.4)	13,131	13,336	(1.5)
Capital markets income	8,713	9,867	5,100	(11.7)	70.8	24,616	16,168	52.3
Mortgage banking operations	9,754	7,613	5,962	28.1	63.6	21,272	17,431	22.0
Dividends on non-marketable equity securities	4,565	4,135	3,886	10.4	17.5	13,723	11,672	17.6
Bank owned life insurance	2,720	3,103	4,399	(12.3)	(38.2)	8,664	10,761	(19.5)
Net securities gains	35	—	—	—	—	35	31	12.9
Other	3,867	1,954	7,678	97.9	(49.6)	7,158	10,699	(33.1)
Total Non-Interest Income	80,000	74,840	74,834	6.9	6.9	220,225	207,226	6.3
Non-Interest Expense
Salaries and employee benefits	93,598	94,289	89,535	(0.7)	4.5	279,171	277,532	0.6
Net occupancy	13,702	15,593	14,219	(12.1)	(3.6)	44,360	45,936	(3.4)
Equipment	15,114	15,473	13,593	(2.3)	11.2	45,412	41,241	10.1
Amortization of intangibles	3,602	3,479	3,805	3.5	(5.3)	10,560	11,834	(10.8)
Outside services	15,866	16,110	17,176	(1.5)	(7.6)	46,721	48,946	(4.5)
FDIC insurance	5,710	6,013	8,821	(5.0)	(35.3)	17,673	26,822	(34.1)
Bank shares and franchise taxes	3,548	3,130	3,237	13.4	9.6	10,145	9,929	2.2
Other	26,644	21,150	20,343	26.0	31.0	64,721	62,585	3.4
Total Non-Interest Expense	177,784	175,237	170,729	1.5	4.1	518,763	524,825	(1.2)
Income Before Income Taxes	120,108	118,532	122,917	1.3	(2.3)	355,247	336,624	5.5
Income taxes	17,366	23,345	22,154	(25.6)	(21.6)	63,191	63,893	(1.1)
Net Income	102,742	95,187	100,763	7.9	2.0	292,056	272,731	7.1
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net Income Available to Common Stockholders	$100,732	$93,177	$98,753	8.1	2.0	$286,026	$266,701	7.2
Earnings per Common Share
Basic	$0.31	$0.29	$0.30	6.9	3.3	$0.88	$0.82	7.3
Diluted	0.31	0.29	0.30	6.9	3.3	0.88	0.82	7.3
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				3Q19	3Q19
	3Q19	2Q19	3Q18	2Q19	3Q18
Assets
Cash and due from banks	$522	$427	$397	22.2	31.5
Interest-bearing deposits with banks	87	72	41	20.8	112.2
Cash and Cash Equivalents	609	499	438	22.0	39.0
Securities available for sale	3,262	3,279	3,299	(0.5)	(1.1)
Securities held to maturity	3,192	3,079	3,206	3.7	(0.4)
Loans held for sale	56	332	42	(83.1)	33.3
Loans and leases, net of unearned income	23,070	22,543	21,840	2.3	5.6
Allowance for credit losses	(194)	(188)	(178)	3.2	9.0
Net Loans and Leases	22,876	22,355	21,662	2.3	5.6
Premises and equipment, net	329	328	323	0.3	1.9
Goodwill	2,262	2,262	2,250	—	0.5
Core deposit and other intangible assets, net	71	74	80	(4.1)	(11.3)
Bank owned life insurance	542	539	534	0.6	1.5
Other assets	1,130	1,156	784	(2.2)	44.1
Total Assets	$34,329	$33,903	$32,618	1.3	5.2
Liabilities
Deposits:
Non-interest-bearing demand	$6,292	$6,139	$6,019	2.5	4.5
Interest-bearing demand	10,654	9,593	9,520	11.1	11.9
Savings	2,526	2,515	2,513	0.4	0.5
Certificates and other time deposits	5,122	5,484	5,448	(6.6)	(6.0)
Total Deposits	24,594	23,731	23,500	3.6	4.7
Short-term borrowings	3,144	3,711	3,679	(15.3)	(14.5)
Long-term borrowings	1,340	1,338	627	0.1	113.7
Other liabilities	431	370	287	16.5	50.2
Total Liabilities	29,509	29,150	28,093	1.2	5.0
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,062	4,057	4,046	0.1	0.4
Retained earnings	744	683	517	8.9	43.9
Accumulated other comprehensive loss	(69)	(72)	(127)	(4.2)	(45.7)
Treasury stock	(27)	(25)	(21)	8.0	28.6
Total Stockholders' Equity	4,820	4,753	4,525	1.4	6.5
Total Liabilities and Stockholders' Equity	$34,329	$33,903	$32,618	1.3	5.2

F.N.B. CORPORATION AND SUBSIDIARIES	3Q19			2Q19			3Q18
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$90,389	$1,597	7.01%	$66,324	$988	5.97%	$46,588	$345	2.93%
Taxable investment securities (2)	5,145,079	30,601	2.38	5,296,831	31,740	2.40	5,310,719	30,467	2.29
Non-taxable investment securities (1)	1,126,343	10,095	3.59	1,121,655	10,062	3.59	1,030,743	9,090	3.53
Loans held for sale	216,520	2,206	4.07	89,671	1,063	4.75	47,846	723	6.03
Loans and leases (1) (3)	22,727,470	273,440	4.78	22,759,878	275,921	4.86	21,774,929	260,590	4.75
Total Interest Earning Assets (1)	29,305,801	317,939	4.31	29,334,359	319,774	4.37	28,210,825	301,215	4.24
Cash and due from banks	388,864			365,824			367,764
Allowance for credit losses	(192,726)			(190,182)			(180,387)
Premises and equipment	330,208			329,381			323,682
Other assets	4,018,177			3,891,734			3,680,919
Total Assets	$33,850,324			$33,731,116			$32,402,803
Liabilities
Deposits:
Interest-bearing demand	$9,999,164	26,577	1.05	$9,794,796	25,132	1.03	$9,324,789	16,492	0.70
Savings	2,540,462	2,299	0.36	2,519,657	2,163	0.34	2,573,673	1,636	0.25
Certificates and other time	5,350,198	27,374	2.03	5,472,936	27,122	1.99	5,256,660	20,047	1.51
Short-term borrowings	3,231,378	17,958	2.19	3,716,627	22,140	2.37	3,863,563	19,576	2.00
Long-term borrowings	1,338,716	10,401	3.08	1,082,384	9,270	3.44	627,524	5,277	3.34
Total Interest-Bearing Liabilities	22,459,918	84,609	1.49	22,586,400	85,827	1.52	21,646,209	63,028	1.15
Non-interest-bearing demand deposits	6,207,299			6,069,106			5,966,581
Other liabilities	380,390			354,885			274,005
Total Liabilities	29,047,607			29,010,391			27,886,795
Stockholders' equity	4,802,717			4,720,725			4,516,008
Total Liabilities and Stockholders' Equity	$33,850,324			$33,731,116			$32,402,803
Net Interest Earning Assets	$6,845,883			$6,747,959			$6,564,616
Net Interest Income (FTE) (1)		233,330			233,947			238,187
Tax Equivalent Adjustment		(3,528)			(3,540)			(3,400)
Net Interest Income		$229,802			$230,407			$234,787
Net Interest Spread			2.82%			2.85%			3.09%
Net Interest Margin (1)			3.17%			3.20%			3.36%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Unaudited)	2019			2018
(Dollars in thousands)		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$70,426	$3,047	5.78%	$65,882	$972	1.97%
Taxable investment securities (2)	5,294,381	95,191	2.40	5,192,707	86,341	2.22
Non-taxable investment securities (1)	1,118,964	30,076	3.58	992,781	26,095	3.50
Loans held for sale	113,721	3,778	4.43	53,404	2,401	6.00
Loans and leases (1) (3)	22,623,558	819,510	4.84	21,460,794	758,873	4.73
Total Interest Earning Assets (1)	29,221,050	951,602	4.35	27,765,568	874,682	4.21
Cash and due from banks	377,486			362,098
Allowance for credit losses	(188,830)			(181,154)
Premises and equipment	330,541			330,698
Other assets	3,925,050			3,674,471
Total Assets	$33,665,297			$31,951,681
Liabilities
Deposits:
Interest-bearing demand	$9,816,506	75,272	1.03	$9,333,557	41,637	0.60
Savings	2,523,533	6,532	0.35	2,576,869	4,164	0.22
Certificates and other time	5,390,266	79,239	1.97	4,904,114	49,892	1.36
Short-term borrowings	3,749,324	65,908	2.34	3,981,880	53,192	1.78
Long-term borrowings	1,030,067	23,202	3.01	646,229	15,727	3.25
Total Interest-Bearing Liabilities	22,509,696	250,153	1.48	21,442,649	164,612	1.02
Non-interest-bearing demand deposits	6,057,545			5,780,770
Other liabilities	372,276			258,685
Total Liabilities	28,939,517			27,482,104
Stockholders' equity	4,725,780			4,469,577
Total Liabilities and Stockholders' Equity	$33,665,297			$31,951,681
Net Interest Earning Assets	$6,711,354			$6,322,919
Net Interest Income (FTE) (1)		701,449			710,070
Tax Equivalent Adjustment		(10,647)			(9,823)
Net Interest Income		$690,802			$700,247
Net Interest Spread			2.87%			3.19%
Net Interest Margin (1)			3.21%			3.42%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q19	2Q19	3Q18	2019	2018
Performance Ratios
Return on average equity	8.49%	8.09%	8.85%	8.26%	8.16%
Return on average tangible equity (1)	16.98	16.43	18.86	16.77	17.68
Return on average tangible common equity (1)	17.41	16.84	19.44	17.20	18.22
Return on average assets	1.20	1.13	1.23	1.16	1.14
Return on average tangible assets (1)	1.33	1.25	1.37	1.28	1.27
Net interest margin (FTE) (2)	3.17	3.20	3.36	3.21	3.42
Yield on earning assets (FTE) (2)	4.31	4.37	4.24	4.35	4.21
Cost of interest-bearing liabilities	1.49	1.52	1.15	1.48	1.02
Cost of funds	1.17	1.20	0.90	1.17	0.81
Efficiency ratio (1)	54.11	54.47	53.73	54.01	55.04
Effective tax rate	14.46	19.70	18.02	17.79	18.98
Capital Ratios
Equity / assets (period end)	14.04	14.02	13.87
Common equity / assets (period end)	13.73	13.70	13.54
Leverage ratio	8.16	7.96	7.75
Tangible equity / tangible assets (period end) (1)	7.78	7.66	7.25
Tangible common equity / tangible assets (period end) (1)	7.44	7.32	6.89
Common Stock Data
Average diluted shares outstanding	326,099,870	325,949,353	325,653,131	325,769,161	325,674,706
Period end shares outstanding	324,879,501	324,807,131	324,275,186
Book value per common share	$14.51	$14.30	$13.62
Tangible book value per common share (1)	$7.33	$7.11	$6.44
Dividend payout ratio (common)	39.04%	42.19%	39.71%	41.20%	44.05%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				Percent Variance
				3Q19	3Q19
	3Q19	2Q19	3Q18	2Q19	3Q18
Balances at period end
Loans and Leases:
Commercial real estate	$8,916	$8,832	$8,846	1.0	0.8
Commercial and industrial	5,205	5,028	4,363	3.5	19.3
Commercial leases	417	385	347	8.3	20.2
Other	35	37	35	(5.4)	—
Commercial loans and leases	14,573	14,282	13,591	2.0	7.2
Direct installment	1,763	1,758	1,778	0.3	(0.8)
Residential mortgages	3,300	3,022	2,985	9.2	10.6
Indirect installment	1,949	1,968	1,881	(1.0)	3.6
Consumer LOC	1,485	1,513	1,605	(1.9)	(7.5)
Consumer loans	8,497	8,261	8,249	2.9	3.0
Total loans and leases	$23,070	$22,543	$21,840	2.3	5.6
Note: Loans held for sale were $56, $332 and $42 at 3Q19, 2Q19, and 3Q18, respectively.
				Percent Variance
Average balances				3Q19	3Q19	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q19	2Q19	3Q18	2Q19	3Q18	2019	2018	Var.
Commercial real estate	$8,776	$8,858	$8,824	(0.9)	(0.5)	$8,830	$8,824	0.1
Commercial and industrial	5,117	4,959	4,333	3.2	18.1	4,920	4,279	15.0
Commercial leases	388	375	341	3.4	13.8	378	301	25.7
Other	52	53	47	(0.6)	11.5	52	48	7.0
Commercial loans and leases	14,333	14,245	13,545	0.6	5.8	14,180	13,452	5.4
Direct installment	1,758	1,750	1,855	0.5	(5.3)	1,753	1,873	(6.4)
Residential mortgages	3,184	3,270	2,914	(2.6)	9.2	3,208	2,818	13.8
Indirect installment	1,957	1,964	1,831	(0.3)	6.9	1,954	1,645	18.8
Consumer LOC	1,495	1,531	1,630	(2.4)	(8.3)	1,529	1,673	(8.6)
Consumer loans	8,394	8,515	8,230	(1.4)	2.0	8,444	8,009	5.4
Total loans and leases	$22,727	$22,760	$21,775	(0.1)	4.4	$22,624	$21,461	5.4

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				3Q19	3Q19
Asset Quality Data	3Q19	2Q19	3Q18	2Q19	3Q18
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$76	$74	$80	2.7	(5.0)
Restructured loans	19	19	22	—	(13.6)
Non-performing loans	95	93	102	2.2	(6.9)
Other real estate owned (OREO) (2)	24	32	36	(25.0)	(33.3)
Total non-performing assets	$119	$125	$138	(4.8)	(13.8)
Non-performing loans / total loans and leases	0.41%	0.41%	0.47%
Non-performing loans / total originated loans and leases (3)	0.46	0.46	0.54
Non-performing loans + OREO / total loans and leases + OREO	0.52	0.55	0.63
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.56	0.61	0.73
Non-performing assets / total assets	0.35	0.37	0.42
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$55	$54	$62	1.9	(11.3)
Loans 90+ days past due	5	4	4	25.0	25.0
Non-accrual loans	72	69	72	4.3	—
Total past due and non-accrual loans	$132	$127	$138	3.9	(4.3)
Total past due and non-accrual loans / total originated loans	0.66%	0.66%	0.79%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$31	$40	$61	(22.5)	(49.2)
Loans 90+ days past due	44	43	61	2.3	(27.9)
Non-accrual loans	4	5	8	(20.0)	(50.0)
Total past due and non-accrual loans	$79	$88	$130	(10.2)	(39.2)
Delinquency - Total Portfolio
Loans 30-89 days past due	$86	$94	$123	(8.5)	(30.1)
Loans 90+ days past due	49	47	65	4.3	(24.6)
Non-accrual loans	76	74	80	2.7	(5.0)
Total past due and non-accrual loans	$211	$215	$268	(1.9)	(21.3)

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in the acquired portfolio prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				3Q19	3Q19	For the Nine Months Ended September 30,		%
Allowance Rollforward	3Q19	2Q19	3Q18	2Q19	3Q18	2019	2018	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$183	$177	$173	3.4	5.8	$173	$168	3.0
Provision for credit losses	11	12	15	(8.3)	(26.7)	32	45	(28.9)
Net loan charge-offs	(5)	(6)	(15)	(16.7)	(66.7)	(15)	(40)	(62.5)
Allowance for credit losses - originated portfolio (2)	$189	$183	$173	3.3	9.2	$190	$173	9.8
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	0.95%	0.96%	1.00%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	210.22	210.99	183.87
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.11	0.11	0.33			0.11%	0.33%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$5	$9	$4	(44.4)	25.0	$7	$7	—
Provision for credit losses	1	(1)	1	(200.0)	—	5	1	400.0
Net loan (charge-offs)/recoveries	(1)	(3)	—	(66.7)	—	(8)	(3)	166.7
Allowance for credit losses - acquired portfolio (3)	$5	$5	$5	—	—	$4	$5	(20.0)
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$188	$186	$177	1.1	6.2	$180	$175	2.9
Provision for credit losses	12	11	16	9.1	(25.0)	37	46	(19.6)
Net loan (charge-offs)/recoveries	(6)	(9)	(15)	(33.3)	(60.0)	(23)	(43)	(46.5)
Total allowance for credit losses	$194	$188	$178	3.2	9.0	$194	$178	9.0
Allowance for credit losses / total loans and leases	0.84%	0.83%	0.81%
Net loan charge-offs (annualized) / total average loans and leases	0.11	0.16	0.27			0.14%	0.27%

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				3Q19	3Q19	For the Nine Months Ended September 30,		%
Operating net income available to common stockholders:	3Q19	2Q19	3Q18	2Q19	3Q18	2019	2018	Var.
Net income available to common stockholders	$100,732	$93,177	$98,753			$286,026	$266,701
Discretionary 401(k) contribution	—	—	—			—	874
Tax benefit of discretionary 401(k) contribution	—	—	—			—	(184)
Gain on sale of subsidiary	—	—	(5,135)			—	(5,135)
Tax expense of gain on sale of subsidiary	—	—	1,078			—	1,078
Branch consolidation costs	—	2,871	—			4,505	6,616
Tax benefit of branch consolidation costs	—	(603)	—			(946)	(1,389)
Operating net income available to common stockholders (non-GAAP)	$100,732	$95,445	$94,696	5.5	6.4	$289,585	$268,561	7.8

Operating earnings per diluted common share:
Earnings per diluted common share	$0.31	$0.29	$0.30			$0.88	$0.82
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Gain on sale of subsidiary	—	—	(0.02)			—	(0.02)
Tax expense of gain on sale of subsidiary	—	—	0.01			—	0.01
Branch consolidation costs	—	0.01	—			0.01	0.02
Tax benefit of branch consolidation costs	—	—	—			—	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.31	$0.29	$0.29	6.9	6.9	$0.89	$0.82	8.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)				For the Nine Months Ended September 30,
	3Q19	2Q19	3Q18	2019	2018
Return on average tangible equity:
Net income (annualized)	$407,619	$381,796	$399,766	$390,478	$364,640
Amortization of intangibles, net of tax (annualized)	11,289	11,024	11,926	11,154	12,499
Tangible net income (annualized) (non-GAAP)	$418,908	$392,820	$411,692	$401,632	$377,139

Average total stockholders' equity	$4,802,717	$4,720,725	$4,516,008	$4,725,780	$4,469,577
Less: Average intangibles (1)	(2,335,273)	(2,329,625)	(2,332,926)	(2,330,850)	(2,336,627)
Average tangible stockholders' equity (non-GAAP)	$2,467,444	$2,391,100	$2,183,082	$2,394,930	$2,132,950

Return on average tangible equity (non-GAAP)	16.98%	16.43%	18.86%	16.77%	17.68%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$399,644	$373,733	$391,790	$382,416	$356,579
Amortization of intangibles, net of tax (annualized)	11,289	11,024	11,926	11,154	12,499
Tangible net income available to common stockholders (annualized) (non-GAAP)	$410,933	$384,757	$403,716	$393,570	$369,078

Average total stockholders' equity	$4,802,717	$4,720,725	$4,516,008	$4,725,780	$4,469,577
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,335,273)	(2,329,625)	(2,332,926)	(2,330,850)	(2,336,627)
Average tangible common equity (non-GAAP)	$2,360,562	$2,284,218	$2,076,200	$2,288,048	$2,026,068

Return on average tangible common equity (non-GAAP)	17.41%	16.84%	19.44%	17.20%	18.22%
Return on average tangible assets:
Net income (annualized)	$407,619	$381,796	$399,766	$390,478	$364,640
Amortization of intangibles, net of tax (annualized)	11,289	11,024	11,926	11,154	12,499
Tangible net income (annualized) (non-GAAP)	$418,908	$392,820	$411,692	$401,632	$377,139

Average total assets	$33,850,324	$33,731,116	$32,402,803	$33,665,297	$31,951,681
Less: Average intangibles (1)	(2,335,273)	(2,329,625)	(2,332,926)	(2,330,850)	(2,336,627)
Average tangible assets (non-GAAP)	$31,515,051	$31,401,491	$30,069,877	$31,334,447	$29,615,054

Return on average tangible assets (non-GAAP)	1.33%	1.25%	1.37%	1.28%	1.27%
Tangible book value per common share:
Total stockholders' equity	$4,820,309	$4,753,189	$4,524,864
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,332,469)	(2,336,071)	(2,329,830)
Tangible common equity (non-GAAP)	$2,380,958	$2,310,236	$2,088,152

Common shares outstanding	324,879,501	324,807,131	324,275,186

Tangible book value per common share (non-GAAP)	$7.33	$7.11	$6.44

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)				For the Nine Months Ended September 30,
	3Q19	2Q19	3Q18	2019	2018
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,820,309	$4,753,189	$4,524,864
Less: intangibles (1)	(2,332,469)	(2,336,071)	(2,329,830)
Tangible equity (non-GAAP)	$2,487,840	$2,417,118	$2,195,034

Total assets	$34,328,501	$33,903,440	$32,617,595
Less: intangibles (1)	(2,332,469)	(2,336,071)	(2,329,830)
Tangible assets (non-GAAP)	$31,996,032	$31,567,369	$30,287,765

Tangible equity / tangible assets (period end) (non-GAAP)	7.78%	7.66%	7.25%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,820,309	$4,753,189	$4,524,864
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,332,469)	(2,336,071)	(2,329,830)
Tangible common equity (non-GAAP)	$2,380,958	$2,310,236	$2,088,152

Total assets	$34,328,501	$33,903,440	$32,617,595
Less: intangibles (1)	(2,332,469)	(2,336,071)	(2,329,830)
Tangible assets (non-GAAP)	$31,996,032	$31,567,369	$30,287,765

Tangible common equity / tangible assets (period end) (non-GAAP)	7.44%	7.32%	6.89%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$177,784	$175,237	$170,729	$518,763	$524,825
Less: amortization of intangibles	(3,602)	(3,479)	(3,805)	(10,560)	(11,834)
Less: OREO expense	(1,431)	(954)	(1,492)	(3,454)	(5,092)
Less: discretionary 401(k) contribution	—	—	—	—	(874)
Less: branch consolidation costs	—	(2,325)	—	(2,783)	(2,939)
Less: tax credit-related project impairment	(3,213)	—	—	(3,213)	—
Adjusted non-interest expense	$169,538	$168,479	$165,432	$498,753	$504,086

Net interest income	$229,802	$230,407	$234,787	$690,802	$700,247
Taxable equivalent adjustment	3,528	3,540	3,400	10,647	9,823
Non-interest income	80,000	74,840	74,834	220,225	207,226
Less: net securities gains	(35)	—	—	(35)	(31)
Less: gain on sale of subsidiary	—	—	(5,135)	—	(5,135)
Add: branch consolidation costs	—	546	—	1,722	3,677
Adjusted net interest income (FTE) + non-interest income	$313,295	$309,333	$307,886	$923,361	$915,807

Efficiency ratio (FTE) (non-GAAP)	54.11%	54.47%	53.73%	54.01%	55.04%
(1) Excludes loan servicing rights